Exhibit 99.1

Solera National Bancorp, Inc. Postpones Annual Shareholders’ Meeting

LAKEWOOD, CO — July 1, 2011 - Solera National Bancorp, Inc. (OTC Bulletin Board: SLRK), the holding company for Solera National Bank, announced that its Annual Meeting of Shareholders held on Thursday, June 30, 2011, rescheduled from Thursday, June 16, 2011, was adjourned due to a lack of quorum for the election of directors and ratification of the independent registered public accounting firm.  Accordingly, the meeting was postponed and rescheduled for Tuesday, July 12, 2011 at 10:00 a.m., MDT, at 5801 West Alameda Ave, Suite B, Lakewood, CO 80226.

Shareholders are requested to return their proxy card in the envelope provided with the previously delivered proxy materials, vote online at www.proxyvote.com or call 1-800-690-6903 to vote by telephone.  If you have any questions or need to request additional proxy materials, you may call Advantage Proxy between the hours of 9:00 a.m. and 9:00 p.m., EDT, Monday through Friday, toll free at 1-877-870-8565.

Copies of the Company’s proxy materials are available on the Investor Relations page of the Company’s website at www.solerabank.com under “Shareholder Materials”.

About Solera National Bancorp, Inc.

Solera National Bancorp, Inc. was incorporated in 2006 to organize and serve as the holding Company for Solera National Bank which opened for business on September 10, 2007.  Solera National Bank is a traditional, community, commercial bank with a specialized focus serving the Hispanic market.  It prides itself in delivering personalized customer service — welcoming, inclusive and respectful — combined with leading-edge banking capabilities.  The Bank is also actively involved in the community in which it serves.

For more information, visit http://www.solerabank.com.

For more information contact:

Douglas Crichfield, President & CEO, 303-937-6429

Robert J. Fenton, Executive Vice President and Chief Financial Officer, 303-202-0933